September 2011 Preliminary Terms No. 987 Registration Statement No. 333-156423 Dated September 6, 2011 Filed pursuant to Rule 433
TRY          Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G
Interest will be payable annually on the securities at a rate of (i) Year 1: 8.25% per annum, (ii) Year 2: 8.50% per annum, (iii) Year 3: 8.75% per annum and (iv) Year 4: 9.00% per annum.  The securities are denominated in Turkish Lira (“TRY” or “lira”), but all interest payments and the payment at maturity will be made in U.S. dollars (“USD”) based on the TRY amount of such payment converted at the TRY/USD exchange rate as of the relevant valuation date. Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment in USD terms is subject at all times to the TRY/USD exchange rate risk.  If the TRY has strengthened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will increase.  However, if the TRY has weakened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will decrease. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.  We will issue the securities only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	TRY . We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Minimum denominations:	TRY 250,000 and integral multiples of TRY 1,000	TRY principal amount:	TRY 250,000
Pricing date:	September , 2011
Original issue date:	September , 2011 ( business days after the pricing date)
Interest accrual date:	September , 2011
Maturity date:	September , 2015
Denomination currency:	Turkish lira
Payment currency:	U.S. dollars
Issue price:	At variable prices
Payment at maturity:
The TRY principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest.  Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest payment dates:
The     day of each September, beginning on September     , 2012; provided that if any such day is not a business day  that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the TRY principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
8.25% per annum, from and including the original issue date to but excluding September  , 2012;
8.50% per annum, from and including September  , 2012 to but excluding September  , 2013;
8.75% per annum, from and including September  , 2013 to but excluding September  , 2014; and
9.00% per annum, from and including September  , 2014 to but excluding the maturity date.

Interest payment period:	Annual
Day count convention:	30/360
Exchange rate:
On any currency business day (as defined under “TRY/USD Exchange Rate—Currency business day”), the rate of conversion of the Turkish lira into U.S. dollars (expressed as the number of units of the lira per dollar), as determined by reference to the reference source on such currency business day, subject to an inconvertibility event. For more information, please see “TRY/USD Exchange Rate” on page 2.

Valuation dates:
The currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the currency business day preceding the maturity date as the final valuation date.

Tax considerations for non-U.S. holders:
Tax Considerations for Non-U.S. Holders: As discussed in the section of these preliminary terms entitled “Tax Considerations,” a Non-U.S. holder will be subject to U.S. withholding tax unless the beneficial owner of the security (or a financial institution holding the security on behalf of the beneficial owner) furnishes a Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  If withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

ISIN:	XS0675298045	Common code: XS0675298045
Book-entry or certificated note:	Book-entry
Business day	New York, London or Ankara. For more information, please see “TRY/USD Exchange Rate—Business day” on page 2.
Listing:
Application will be made to the Financial Services Authority for the securities to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for the securities to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. International plc (“MSIP”)
Agent:	MSIP
Commissions and Issue Price:	Price to Public(1)(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per security	At variable prices	TRY	TRY
Total	At variable prices	TRY	TRY
(1)               The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices. See “Risk Factors—The price you pay for the securities may be higher than the prices paid by other investors.”

(2)               Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent) and their financial advisors of up to TRY            per security depending on market conditions.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the document, you should obtain independent professional advice.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

Investment Overview
The securities are denominated in TRY; however, all interest payments and the payment at maturity will be made in USD based on the TRY amount of such payment and converted at the TRY/USD exchange rate as of the relevant valuation rate.  Accordingly, such payments will vary depending on the TRY/USD exchange rate on the related valuation dates.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Maturity:	4 years
Denomination currency:	TRY
Payment currency:
USD
The securities are denominated in TRY, but all interest payments and the payment at maturity on the securities will be made in USD.  As a result, the amount you receive on each interest payment date and at maturity is subject to TRY/USD exchange rate risk.

Interest rate:
Years 1: 8.25% per annum; Year 2: 8.50% per annum;
Year 3: 8.75% per annum;   Year 4: 9.00% per annum
For each interest payment date, the interest rate will be applied to the TRY principal amount and the interest amount payable will be converted into USD at the exchange rate on the applicable valuation date, which is the currency business day preceding the relevant interest payment rate.

Payment at maturity:
100% of the TRY principal amount.
The payment at maturity will equal the TRY principal amount converted into U.S. dollars at the exchange rate on the final valuation date, plus accrued and unpaid interest.  Consequently, this amount is subject to currency exchange risk.

The TRY/USD Exchange Rate
Exchange rate. On any currency business day, the rate for conversion of the Turkish lira into U.S. dollars (expressed as the number of units of the Turkish lira per U.S. dollar), which appears on the “WMCO” page on Bloomberg (or its successor page for the purpose of displaying such rate) (the “reference source”), as of approximately 4:00 p.m. London time under the “Ask” column as determined by the calculation agent (the “settlement rate”), provided that if (i) no such rate is displayed on the applicable reference source for such day (ii) an inconvertibility event exists on such day, as determined by the calculation agent or (iii) the calculation agent determines in good faith that the rate so displayed on the applicable reference source is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the calculation agent, of the firm offer quotes, after eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest) of exchange rates for conversion of Turkish lira into U.S. dollars determined by at least five independent leading dealers selected by the calculation agent (the “reference dealers”), in the underlying market for Turkish lira taking into consideration the latest available quotation for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent.  Quotations of MSIP, the calculation agent or any of their affiliates may be included in the calculation of any mean described above.

If the lira is lawfully eliminated, converted, redenominated or exchanged by Turkey during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate for the purposes of making any payments under the securities upon any inconvertibility event in accordance with legal requirements and market practice.

Inconvertibility event. An inconvertibility event means the occurrence, from and including the pricing date to and including the maturity date, of any event or circumstance that generally makes it, in the sole discretion of the calculation agent, (i) impossible or impracticable to convert lira into U.S. dollars (whether directly or through a cross exchange rate) through customary legal channels in an amount equal to the applicable interest payment or, with respect to the payment at maturity, the outstanding principal amount, (ii) impossible or impracticable to determine the settlement rate (as defined below) in an amount equal the applicable interest payment or, with respect to the payment at maturity, the outstanding principal balance or (iii) impossible or impracticable to transfer lira outside of Turkey, in each case under (i), (ii) or (iii), for any reason beyond the reasonable control of the calculation agent and any of its affiliates.  These provisions do not apply if the lira is unavailable because it has been replaced by the euro.

Currency business day. A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in (i) The City of New York (ii) London and (iii) Ankara.

Business day. Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York, London or Ankara.

September 2011	Page 2

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

Key Investment Rationale

Access:	Access to a TRY denominated investment

Variable Current Income:	The securities pay a fixed interest rate that steps up each year. The interest amounts in USD are subject to currency exchange risk.

Scenario 1:
The TRY appreciates relative to the USD on any valuation date compared to the level at the time of your initial investment:
▪  Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly higher than the amount you would have received if the TRY had not appreciated compared to the level at the time of your initial investment.
▪  Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly higher than the USD amount of your initial investment.

Scenario 2:
The TRY depreciates relative to the USD on any valuation date compared to the level at the time of your initial investment:
▪  Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly lower than the amount you would have received if the TRY had not depreciated compared to the level at the time of your initial investment.
▪  Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly lower than the USD amount of your initial investment.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.

September 2011	Page 3

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

How the Securities Work

The following hypothetical examples illustrate how interest amounts and the amount of principal payable at maturity are affected by the performance of the TRY relative to the USD.  The examples assume an exchange rate of 1.80 at the time of your initial investment and reflect an interest rate of (i) Years 1: 8.25% per annum, (ii) Year 2: 8.50% per annum, (iii) Year 3: 8.75% per annum and (iv) Year 4: 9.00% per annum.  If the exchange rate was 1.80 at the time of your initial investment, the USD equivalent amount of TRY 250,000 would be approximately $138,888.89 at that time.  The following examples are hypothetical and are provided for illustrative purposes only.

Interest Amounts

Example 1 – The TRY has appreciated on the valuation date relating to the first interest payment date to an exchange rate of 1.60. The interest amount payable to you for each security on the first interest payment date will be calculated as follows:

Interest amount	=	TRY 250,000 x interest rate	=	TRY 250,000 x 8.25%	=	$12,890.63
		applicable exchange rate		1.60 TRY/USD

Because the TRY has appreciated relative to the USD on the relevant valuation date, the interest amount (in USD terms) is greater than the amount that would have been payable had the lira depreciated or remained unchanged from the time of your initial investment.

Example 2 – The TRY has depreciated on the valuation date relating to the fourth interest payment date to an exchange rate of 2.00.  The interest amount payable to you for each security on the fourth interest payment date will be calculated as follows:

Interest amount	=	TRY 250,000 x interest rate	=	TRY 250,000 x 9.00%	=	$11,250.00
		applicable exchange rate		2.00 TRY/USD

Because the TRY has depreciated relative to the USD on the relevant valuation date, the interest amount will be negatively affected by the depreciation of the TRY and will be less than the amount that would have been payable (in USD terms) had the lira appreciated or remained unchanged from the time of your initial investment. Despite the higher interest rate for Year 4, the interest amount the investor receives in this example is less than the interest amount for the first interest payment date in Example 1 due to the significant depreciation of the lira relative to the USD.

Amount of Principal Payable at Maturity

Example 3 – The TRY has appreciated on the final valuation date to an exchange rate of 1.60. The amount of principal you receive at maturity will be converted into USD at the exchange rate on the final valuation date.  The amount of principal payable to you at maturity for each security will be calculated as follows:

Amount of Principal at maturity	=	TRY 250,000	=	TRY 250,000	=	$156,250
		applicable exchange rate		1.60 TRY/USD

Example 4 – The TRY has depreciated on the final valuation date to an exchange rate of 3.40.  Because the TRY has weakened relative to the USD on the final valuation date, the amount of principal you receive at maturity for each security (in USD terms) will be negatively affected by the depreciation of the TRY and will be less than your initial USD investment in the securities.  The amount of principal payable to you at maturity for each security will be calculated as follows:

Amount of Principal at maturity	=	TRY 250,000	=	TRY 250,000	=	approximately $73,529.41
		applicable exchange rate		3.40 TRY/USD

September 2011	Page 4

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

Risk Factors

The securities involve risks not associated with an investment in ordinary fixed rate notes.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Turkish lira relative to the U.S. dollar. All interest amounts and the amount of principal payable at maturity will be denominated in TRY but will be mandatorily converted and paid to you in USD at the TRY/USD exchange rate on the applicable valuation date.  A depreciation in the TRY relative to the USD on the final valuation date relative to its value at the time of your initial investment would mean you would receive at maturity less, and possibly significantly less, than the USD amount of your initial investment in the securities.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.  Similarly, a depreciation in the TRY relative to the USD on the valuation date applicable to any interest payment date will mean that the interest amounts paid in USD will decline, possibly significantly.  For investors whose home / functional currency is not the U.S. dollar, both interest and principal payments on the securities will be further subject to the possibility of significant changes in rates of exchange between the U.S. dollar and such home / functional currency.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MSIP, Morgan Stanley & Co. LLC (“MS & Co.”) or one of our other affiliates may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the TRY/USD exchange rate on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the TRY/USD exchange rate; (ii) interest and yield rates in Turkey; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the TRY, the USD or currencies markets generally and that may affect the exchange rate on the valuation dates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the USD equivalent of your initial investment in the securities if, at the time of sale, the TRY has weakened relative to the USD or if interest rates rise.

▪
Secondary trading may be limited.  We will apply to list the securities on the London Stock Exchange, but no assurance can be given that such application will be granted.  Even if the securities are listed on the London Stock Exchange, there may be little or no secondary market for the securities.  MSIP, MS & Co. or one of our other affiliates may, but are not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MSIP, MS & Co. or such other affiliate is willing to transact.  If at any time MSIP, MS & Co. and our other affiliates were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

September 2011	Page 5

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

▪
The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  A U.S. dollar investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Turkish lira, relative to the U.S. dollar.  As an emerging markets currency, the Turkish lira is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Turkish lira and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Turkey or elsewhere, and by macroeconomic factors and speculative actions.  The Central Bank of Turkey has implemented a floating exchange rate regime, which has been in effect since February 2001.  In an attempt to address the severe depreciation in value of the Turkish lira due to a period of chronic inflation, the Turkish government replaced the Turkish lira with the new Turkish lira at a rate of 1,000,000 old lira to 1 new Turkish lira on January 1, 2005.  In addition, the Bank has from time to time intervened in the foreign exchange market by conducting foreign exchange purchase auctions and other forms of intervention, usually in cases of excess volatility in the floating exchange rate regime.  The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert lira into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the level of Turkey’s foreign debt, the extent of Turkey’s foreign exchange reserves, regional hostilities, terrorist activities or social unrest, including unresolved issues in Turkey’s relations with Greece, and the level of untaxed economic activities due to Turkey’s substantial unregistered economy.

▪
Government intervention in the currency markets could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of Turkey and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the TRY and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Turkish lira or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Turkish lira, the U.S. dollar or any other currency that result in a weakening of the TRY relative to the USD will adversely affect the value of the securities and the return on an investment in the securities in USD terms.

In addition, if the Turkish lira is lawfully eliminated, converted, redenominated or exchanged by Turkey during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the exchange rate or TRY principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

▪
Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the TRY and/or the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the U.S dollar value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the TRY/USD exchange rate used in calculating any payment due to you under the

September 2011	Page 6

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

securities.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the Turkish lira may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the TRY/USD exchange rate and therefore, the payments on the securities and the value of the securities in the secondary market.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MSIP, MS & Co. or one of our other affiliates is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the USD equivalent of the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MSIP, MS & Co. or one of our other affiliates, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The price you pay for the securities may be higher than the prices paid by other investors. The agent proposes to offer the securities from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the securities will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the securities (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your securities in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley & Co. International plc, which we refer to as MSIP, will determine the exchange rate on each of the valuation dates and will calculate the amount you will receive on each interest payment date and at maturity.  Determinations made by MSIP in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described under “Fact Sheet – Key Terms – Exchange rate,” may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the TRY and/or USD), including trading in futures, forwards and options contracts on the TRY and cross currency swaps, as well as in other instruments related to the TRY and/or USD and related interest rates.  Some of our subsidiaries also trade the TRY and other financial instruments related to the TRY on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities at or prior to the time of your initial investment could increase the value of the TRY relative to the USD at the time of your initial investment and, as a result, could increase the value relative to the USD that the Turkish lira must attain on the final valuation date before you would receive a payment of principal at maturity that, following conversion into USD, equals or exceeds your USD investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the TRY/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

September 2011	Page 7

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  They also expect to hedge the issuer’s obligations under the securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may affect the value of the securities.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any securities or in any secondary market transactions.

September 2011	Page 8

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

Historical Information

The following table sets forth the published high, low and end-of-quarter TRY/USD exchange rates for each quarter in the period from January 1, 2006 through September 2, 2011.  The related graph sets forth the daily exchange rates of the TRY relative to the USD for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  You cannot predict the future performance of the TRY relative to the USD based on its historical performance.  We cannot give you any assurance that the lira will strengthen relative to the dollar on any valuation date.  In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Fact Sheet––Key Terms––Exchange rate”.  If the lira depreciates relative to the dollar on any valuation date, the related interest amount would be less than it otherwise would have been, and the payment of principal you receive at maturity will be less, and possibly significantly less, than your initial investment.

TRY (# TRY / USD)	High	Low	Period End
2006
First Quarter	1.3590	1.3028	1.3483
Second Quarter	1.7077	1.3175	1.5870
Third Quarter	1.5988	1.4400	1.5155
Fourth Quarter	1.5155	1.4134	1.4156
2007
First Quarter	1.4535	1.3813	1.3847
Second Quarter	1.3884	1.3019	1.3040
Third Quarter	1.3926	1.2072	1.2072
Fourth Quarter	1.2307	1.1685	1.1700
2008
First Quarter	1.3241	1.1508	1.3241
Second Quarter	1.3303	1.2163	1.2264
Third Quarter	1.2883	1.1535	1.2695
Fourth Quarter	1.7320	1.2695	1.5405
2009
First Quarter	1.8080	1.5120	1.6650
Second Quarter	1.6650	1.5218	1.5403
Third Quarter	1.5620	1.4530	1.4848
Fourth Quarter	1.5289	1.4425	1.4986
2010
First Quarter	1.5517	1.4493	1.5176
Second Quarter	1.6128	1.4708	1.5845
Third Quarter	1.5918	1.4456	1.4456
Fourth Quarter	1.5624	1.3950	1.5439
2011
First Quarter	1.6191	1.5403	1.5452
Second Quarter	1.6426	1.5106	1.6230
Third Quarter (through September 2, 2011)	1.7874	1.6069	1.7543

September 2011	Page 9

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

TRY/USD Daily Exchange Rates January 1, 2006 through September 2, 2011 (expressed as units of TRY per USD)

September 2011	Page 10

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the securities against payment therefor in London on September     , 2011, which will be the            scheduled business day following the date of the pricing of the securities.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices.

Morgan Stanley or one of our affiliates will pay varying discounts and commissions to dealers, including Morgan Stanley Smith Barney LLC (“MSSB”) and their financial advisors of up to TRY           per security depending on market conditions.  The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the securities in the United States, it will do so through Morgan Stanley & Co. LLC (“MS & Co.”).  MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Settlement of the Securities

The securities will be issued in fully registered global form and deposited with, or on behalf of, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., (“Euroclear”) and will be registered in the name of a common depository for Clearstream or Euroclear. The common depository will be the only registered holder of the securities. Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable. See “—Description of Notes—Form of Notes” in the accompanying prospectus supplement.

September 2011	Page 11

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

Tax Considerations

Non-U.S. Holders

Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” regarding all aspects of the U.S. federal tax consequences of an investment in the securities.  In general, a Non-U.S. holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or interest (including original issue discount (“OID”)) on a security, provided that:

•	the Non-U.S. holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. holder is not a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes a U.S. Internal Revenue Service (“IRS”) Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  In the event that withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

U.S. Holders

Because the securities are denominated in a currency other than the U.S. dollar (the “denomination currency”), the securities will be subject to special rules under Section 988 of the Code and the Treasury regulations thereunder.

Based on the stated interest rates payable on the securities, the securities will be considered to have OID for U.S. federal income tax purposes.  The amount of OID on the securities will be equal to the excess of the “stated redemption price at maturity” over the issue price (as defined in the accompanying prospectus supplement), each as determined in the denomination currency.  The “stated redemption price at maturity” of each security will be equal to the sum of (i) the stated principal amount of the security and (ii) the excess of the stated interest payable in years 2 through 4 over 8.25%.  Accordingly, for each TRY 250,000 stated principal amount security, the amount of OID will be TRY 3,750.  A U.S. holder will, regardless of its method of accounting, be required to accrue the OID in income on a constant-yield basis over the full term of the securities.  Please see the sections of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form – Notes – Discount Notes” and “– Foreign Currency Notes.”  A U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid (including OID) on the securities as determined under the applicable Treasury regulations.  The rules under Section 988 of the Code could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the securities to be treated as ordinary income or loss to the extent that such gain or loss is due to the fluctuation of exchange rates.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder).  The discussion above contains only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form– Notes – Foreign Currency Notes.”

Both U.S. and Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”  You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

September 2011	Page 12

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

Additional Selling Restrictions

United Kingdom

With respect to securities to be offered or sold in the United Kingdom, the Agent and each dealer has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by the Agent or such dealer in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by the Agent or such dealer in relation to the securities in, from or otherwise involving the United Kingdom.

Japan

The Agent and each dealer has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements and otherwise in compliance with the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

This offering document and its contents have not been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Singapore

This offering document is being disseminated in Singapore by Morgan Stanley Asia (Singapore) Pte. This offering document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may this security be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

September 2011	Page 13

TRY                Senior Fixed Rate Step-Up Securities due 2015
TRY Denominated / USD Payable
Global Medium-Term Notes, Series G

(1)      to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)      where no consideration is or will be given for the transfer; or

(3)      where the transfer is by operation of law.

The securities are offered through Morgan Stanley Asia (Singapore) Plc, an entity regulated by the Monetary Authority of Singapore.

Furthermore, the Agent and each dealer has agreed that it will not purchase, deliver, offer or sell the securities or possess or distribute offering material in relation to the securities in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by the Agent or such dealer or for or on behalf of us unless such consent, approval or permission has been previously obtained.

The Agent and each dealer agrees that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers the securities or has in its possession or distributes this offering document or any offering material connected with the securities, including but not limited to the following selling restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Agent or any dealer that would permit a public offering of the securities, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for the purpose is required.  Persons into whose hands this term sheet and any offering material comes are required by the Issuer, the Agent or any dealer to comply with all applicable laws and regulations in each country in which they purchase, offer, sell or deliver securities or have in their possession or distribute such offering material, in all cases at their own expense.

No public offering of the securities, or possession or distribution of any offering material in relation thereto, is permitted in any jurisdiction where action for that purpose is required unless the relevant action has been taken.

Contact Information

Clients may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

September 2011	Page 14